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                       INTERCORPORATE SERVICES AGREEMENT



          This INTERCORPORATE SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 1994, is entered into by and between CONTRAN CORPORATION ("Contran"), a Delaware corporation, and NL INDUSTRIES, INC. ("Recipient"), a New Jersey corporation.



                              W I T N E S S E T H:


          WHEREAS, Harold C. Simmons, an employee of Contran and a director and the Chairman of the Board of Recipient, performs certain advisory functions for Recipient, which functions are unrelated to his function as a director and the Chairman of the Board of Recipient, without direct compensation from Recipient; and

          WHEREAS, Recipient does not separately maintain the full internal capability to perform all necessary advisory functions which Recipient requires; and

          WHEREAS, the cost of engaging the advisory services of someone possessing Mr. Simmons' expertise and the cost of maintaining the personnel necessary to perform the functions provided for by this Agreement would exceed the fee set forth in Section 3 of this Agreement and the terms of this Agreement are no less favorable to Recipient than could otherwise be obtained from a third party for comparable services; and

          WHEREAS, Recipient desires to continue receiving the advisory services of Harold C. Simmons which in the past have been provided by Contran indirectly, pursuant to certain intercorporate services agreements between the Recipient and Valhi, Inc., an affiliate of Contran, and Contran is willing to continue to provide such services directly under the terms of this Agreement.

          NOW, THEREFORE, for and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

1. Services to be Provided: Contran agrees to make available to Recipient, upon request, the following services (the "Services") to be rendered by Harold C. Simmons:

          (a) Consultation and assistance in the development and implementation of Recipient's corporate business strategies, plans and objectives.

          (b) Such other services as may be requested by Recipient or deemed necessary and proper from time to time.
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          (c)       This Agreement does not apply to and the Services provided for herein do not include any services which Harold C. Simmons may provide to Recipient in his role as a director on Recipient's Board of Directors, as Chairman of such Board of Directors or any other activity related to such Board of Directors.

2. Miscellaneous Services: It is the intent of the parties hereto that Contran provide only the Services requested by Recipient in connection with routine functions related to the ongoing operations of Recipient and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the Services rendered in connection with the conduct of Recipient's business will be on a scale compared to that existing on the date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Recipient will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that Contran assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to Contran by Recipient for the Services provided pursuant to this Agreement, Recipient will pay to Contran the amount of out-of-pocket costs incurred by Contran in rendering such Services.

3. Fee for Services: Recipient agrees to pay to Contran $95,000.00 quarterly, commencing as of January 1, 1994, pursuant to this Agreement.

4. Original Term: Subject to the provisions of Section 5 hereof, the original term of this Agreement shall be from January 1, 1994 to December 31, 1994.

5. Extensions. This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by Contran or Recipient thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

6. Limitation of Liability. In providing its Services hereunder, Contran shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither Contran nor any officer, director, employee or agent of Contran or its affiliates shall be liable to Recipient for any error of judgment or mistake of law or for any loss incurred by Recipient in connection with the matter to which
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          this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Contran.

7. Indemnification of Contran by Recipient. Recipient shall indemnify and hold harmless Contran, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which such party may become subject to arising out of the Services provided by Contran to Recipient hereunder, provided that such indemnity shall not protect any such party against any liability to which such person would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence.

8. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

9. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for Contran, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention: President, or such other address as it shall have furnished to Recipient in writing, and if intended for Recipient, to 3000 North Sam Houston Parkway East, Houston, TX 77032, Attention: President or such other address as it shall have furnished to Contran in writing.

10. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

11. Successor and Assigns: This Agreement shall be binding upon and inure to the benefit of Contran and Recipient and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

12. Governing Law: This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.





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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                         CONTRAN CORPORATION



                                         By:  /s/ Michael A. Snetzer
                                             _______________________
                                                  Michael A. Snetzer
                                                  President


                                         NL INDUSTRIES, INC.



                                         By:  /s/ J. Landis Martin
                                            _______________________
                                                  J. Landis Martin
                                                  President and
                                                  Chief Executive Officer





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